Exhibit 10.3

Trademark License Agreement

Koji Eguchi ("X") and Medirom Inc. (Y"), in granting Y the use of the registered trademark specified in Article 1 and owned by Y, enter into this Trademark License Agreement (the "Agreement") as follows:

Article 1 (Trademark)

X hereby grants to Y a non-exclusive license to use the following trademark owned by X (the "Trademark"). Y may not grant a third party the right to use the Trademark without the prior written consent of X:

Description

Registration Number: No. 4720144

Classification of Goods and Services: Class 44

Designated Goods or Designated Services: Finger pressure, massage and Shiatsu; chiropractic; moxacauterization; judo therapy; acupuncture; on-site finger pressure; on-site massage and Shiatsu; on-site chiropractic; on-site moxicauterization; on-site judo therapy; and on-site acupuncture

Article 2 (Scope of Non-exclusive Right of Use)

The scope non-exclusive license of the Trademark shall be as follows:

(i)     Area: Japan

(ii)    Term: As stated in Article 4

(iii)   Details: Description of relaxation therapists working at Y's stores

Article 3 (Royalty)

The use of the Trademark shall be free of charge.

Article 4 (Term of this Agreement)

The term of this Agreement shall commence on October 24, 2003 and expire upon the expiration of the term of the Trademark, regardless of the date of signing of this Agreement.

Article 5 (Registration)

1. If Y so desires, X shall cooperate with the procedures for registering Y's non-exclusive license with respect to the Trademark.

2. The allocation of the expenses required for the registration set forth in the preceding paragraph shall be determined by the parties after separate consultation between them.

Article 6 (Trademark Infringement)

1.   Y shall promptly inform X of any infringement or threatened Infringement by any third party of which Y becomes aware in connection with the Trademark.

2.   If X so desires, Y shall provide X with the necessary cooperation to eliminate such infringement described in the preceding paragraph.

Article 7 (Maintenance and Warranty of the Trademark)

1.   X shall maintain the Trademark during the term specified in Article 4.

2.   X represents and warrants to Y that the Trademark does not infringe upon the rights of any third party.

Article 8 (Prohibition of Assignment of Rights and Obligations)

Neither X nor Y shall assign or pledge as collateral all or part of the status, rights and obligations under the Agreement to a third party without the prior written consent of the other party.

Article 9 (Compensation for Damages)

If X or Y intentionally or negligently breaches any provision of this Agreement thereby causing damage to the other party, such breaching party shall be liable to compensate for those damages.

Article 10 (Termination)

1. In the event the other party comes under any one of the following items, then the party not falling under any of the following items shall be entitled to terminate this Agreement without notice:

(i)   In the event either party has breached its obligations as set forth in this Agreement and has failed to remedy such breach within a reasonable period of time in spite of receiving a demand for remedy from the other party within a reasonable period of time;

(ii)  In the event of attachment, provisional attachment, provisional disposition, or procedures for collection of tax delinquency;

(iii) In the event of a petition (either the subject party files itself or a third party (including the other party) files) for bankruptcy, special liquidation, corporate reorganization, or civil rehabilitation;

(iv)	In the event of suspension of payment or insolvency;

(v)	In the event of suspension of business transactions with banks;

(vi)	When the competent authorities have ordered the suspension of business;

(vii)	In the event of any change in major shareholders or directors, business transfer, merger, corporate reorganization, or any other event that has a material influence on the control of the party;

(viii)	In the event of corporate dissolution; or

(ix) In the event of any other event similar to any of the preceding items.

2. The termination under the preceding paragraph shall not preclude the claim for damages under the preceding article.

Article 11 (Exclusion of Antisocial Forces)

1. Notwithstanding the provisions of the preceding articles, in the event the other party (including its officers and employees; the same shall apply hereinafter in this article) is found to fall under any of the following items, X and Y (whichever does not fall under any of the following items) may immediately terminate this Agreement. In this article, the persons specified in item (i) of this paragraph shall be referred to as "Antisocial Forces".

(i) When a party is found that the other party falls under any of the following items:

a.	A person who belongs to an organization that is likely to encourage collective or habitual illegal or violent acts;

b.	A person who has continues to do business, knowing that the person is under the influence of an entity specified in a. of this paragraph or a member of an association specified in a. of this paragraph;

c.	A person who belongs to an organization subject to punishment under the Act on the Control of Organizations Who Have Conducted Non-Discriminatory Mass Murder (Act No. 147 of 1999) or a person who continuously carries out transactions with such a person, knowing the person belongs to such an organization;

d.	A person who conceals criminal proceeds, etc. and receives criminal proceeds, etc. as stipulated in the Act on Punishment of Organized Crimes and Regulation of Crime Proceeds, etc. (Act No. 136 of 1999), or a person who is suspected to conduct such acts or is engaged in continuous transactions with such a person while knowing of the person conducts or is suspected to conduct such acts; or

e.	Persons similar to a. to d. of this paragraph.

(ii) When a party has committed any of the following acts:

a.	When using fraud, violent acts, or threatening speech;

b.	When the party has informed that it is an "Antisocial Forces" or that its affiliate is a "Antisocial Forces";

c.	When the party, by itself or through a third party, has committed any act that damages or is likely to damage the reputation or reputation of the other party;

d.	When having interfered with the business of the other party or having committed illegal or improper acts that may interfere with the business of this Agreement party by itself or through a third party, or when it is found that all or part of the interests and effects are directly or indirectly attributable to Antisocial Forces.

2.	In the event the other party comes under any one of the items in the preceding paragraph (i) or commits any of the acts in the preceding paragraph (ii), X and Y may terminate this Agreement, in whole or in part, without requiring any notice to the other party.

3.	In the event this Agreement is terminated pursuant to the provisions of the preceding paragraph, the terminated party shall compensate all damages incurred by the terminated party.

Article 12 (Governing Law)

This Agreement shall be governed by the laws of Japan.

Article 13 (Jurisdiction)

Any dispute concerning this Agreement shall be settled at the Tokyo District Court as the exclusive jurisdictional court of first instance irrespective of the amount of the claim.

Article 14 (Consultation)

Any matter not described in this Agreement or any doubtful matter raised concerning the interpretation of this Agreement shall be settled after the parties' mutual consultation.

This Agreement shall be executed in duplicate as a proof of the execution of this Agreement, and each party shall retain one copy after affixing the parties' respective names and seals.

June 30, 2020

X:    3-5-1-1504, Itabashi, Itabashi-ku, Tokyo
Koji Eguchi [Stamped Seal]

Y:    2-3-1, Daiba, Minato-ku, Tokyo
Medirom Inc. [Stamped Seal]